EXHIBIT 5.1

OPINION OF HAWLEY TROXELL ENNIS & HAWLEY LLP

877 Main Street, Suite 1000

P.O. Box 1617

Boise, Idaho 83701-1617

(208) 344-6000  Fax (208) 342-3829

www.hteh.com

October 1, 2007

Intrepid Technology & Resources, Inc. 501 West Broadway Suite 200 Idaho Falls, ID 83204

Gentlemen:

We have acted as special counsel to Intrepid Technology & Resources, Inc., an Idaho corporation (the “Company”), in connection with the legal opinion required to be filed as an Exhibit to the Company’s Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 71,387,966 shares of the Company’s common stock ($0.005 par value) (the “Registered Shares”).

In connection therewith, we have examined and relied upon the original or copies certified to our satisfaction of the following documents:

(i)

The Articles of Incorporation and Bylaws of the Company as amended;

(ii)

Minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares by the Company;

(iii)

Amendment No. 2 to Form SB-2 Registration Statement filed by the Company (Registration No. 333-143122) and any and all exhibits thereto (“Registration Statement”);

(iv)

The Company’s Form 8-K Current Report dated March 23, 2007 and any and all exhibits thereto (including, without limitation, the Securities Purchase Agreement, the form of Convertible Debentures, the form of Warrant, and the Registration Rights Agreement, each dated March 23, 2007); and

(iv)

Such other documents as we have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  As to various questions of fact

II-1

material to this opinion, where such facts have not been independently established, and as to the content and form of the Articles of Incorporation, Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied to the extent we deem reasonably appropriate upon representations or certificates of officers or directors of the Company and public officials without independent check or verification of their accuracy.

Based on the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 71,387,966 Registered Shares of Company’s common stock have been duly authorized for issuance and, when issued as described in the Registration Statement upon (i) conversion in accordance with the terms of the Convertible Debentures and/or (ii) exercise in accordance with the terms of the Warrant and receipt of the warrant exercise price, as the case may be, will be validly issued, fully paid and non-assessable.  Our opinion is limited to the Registered Shares and does not extend to any other shares of Company’s common stock issued or issuable upon conversion of the Convertible Debentures or exercise of the Warrant.

We express no opinion concerning the laws of any jurisdiction other than the laws of the state of Idaho.   The opinion expressed herein does not extend to compliance with state or federal securities laws relating to the issuance or sale of the Registered Shares.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under “Legal Matters” in the Prospectus forming a part of such Registration Statement.

Sincerely,

HAWLEY TROXELL ENNIS & HAWLEY LLP

II-2